FOR IMMEDIATE RELEASE

CONTACT:

MEDIA:	ANALYSTS:
Brandon Davis, 312-822-5167	James Anderson, 312-822-7757
Sarah Pang, 312-822-6394	Derek G. Smith, 312-822-6612
Robert Tardella, 312-822-4387
CNA FINANCIAL ANNOUNCES SECOND QUARTER 2015 RESULTS

•	NOI OF $132 MILLION, INCLUDING $54 MILLION RETRO REINSURANCE CHARGE

•	NOI OF $0.49 PER SHARE; $0.69 ADJUSTED FOR RETRO REINSURANCE CHARGE

•	P&C COMBINED RATIO EX CATASTROPHES AND DEVELOPMENT OF 95.3%; 95.9% YTD

•	BOOK VALUE PER SHARE EXCLUDING AOCI OF $44.73

•	QUARTERLY DIVIDEND OF $0.25 PER SHARE
CHICAGO, August 3, 2015 --- CNA Financial Corporation (NYSE: CNA) today announced second quarter 2015 net operating income of $132 million, or $0.49 per share, and net income of $138 million, or $0.51 per share. Property & Casualty Operations' combined ratio for the second quarter was 98.4%, or 95.3% excluding catastrophes and development.
CNA Financial also declared a quarterly dividend of $0.25 per share, payable September 2, 2015 to stockholders of record on August 17, 2015.

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions, except per share data)	2015	2014	2015	2014
Net operating income (a)	$132	$272	$357	$462
Net realized investment gains (losses)	6	(11)	14	19
Income (loss) from discontinued operations, net of tax	—	6	—	(201)
Net income	$138	$267	$371	$280

Net operating income per diluted share	$0.49	$1.00	$1.32	$1.71
Net income per diluted share	0.51	0.98	1.37	1.03

	June 30, 2015	December 31, 2014
Book value per share	$45.27	$47.39
Book value per share excluding AOCI	44.73	45.91

(a)
Management utilizes the net operating income financial measure to monitor the Company's operations. Please refer to Note P in the Consolidated Financial Statements within CNA's Annual Report on Form 10-K for the year ended December 31, 2014 for further discussion of this measure.

Property & Casualty Operations' net operating income was $237 million for the second quarter of 2015 as compared with $236 million in the prior year quarter. Improved underwriting results were offset by lower net investment income. Catastrophe losses for the second quarter of 2015 were $39 million after tax, primarily due to U.S. weather-related events, as compared with $37 million after tax in the prior year quarter.
Net operating results for our non-core segments decreased $141 million from the prior year quarter driven by significant items in our Corporate and Other Non-core segment. Results in the current year quarter were negatively affected by a $54 million after-tax charge related to the application of retroactive reinsurance accounting to adverse reserve development ceded under the 2010 Asbestos and Environmental Pollution Loss Portfolio Transfer. The prior year quarter benefited from a $56 million after-tax curtailment gain related to a change in postretirement benefits.
After-tax net investment income decreased to $356 million for the second quarter of 2015 as compared with $391 million in the prior year quarter. This decrease was driven by limited partnerships, which returned 1.6% as compared with 3.5% in the prior year quarter.
Property & Casualty Operations
"Our combined ratio continues to improve as a result of disciplined underwriting,” said Thomas F. Motamed, Chairman and Chief Executive Officer of CNA Financial Corporation. “We are pleased with our sustained progress and remain confident in our strategy despite challenging market conditions.”

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2015	2014	2015	2014
Net written premiums	$1,638	$1,654	$3,307	$3,421
NWP change (% year over year)	(1)%	(4)%	(3)%	(2)%
Net operating income	$237	$236	$501	$455
Net income	241	226	510	461

Loss ratio excluding catastrophes and development	61.7%	62.8%	62.0%	63.4%
Effect of catastrophe impacts	3.8	3.4	2.8	3.9
Effect of development-related items	(0.7)	1.6	(0.1)	0.7
Loss ratio	64.8%	67.8%	64.7%	68.0%

Combined ratio	98.4%	101.3%	98.6%	101.4%
Combined ratio excluding catastrophes and development	95.3%	96.3%	95.9%	96.8%

Business Operating Highlights
Specialty

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2015	2014	2015	2014
Net written premiums	$672	$701	$1,370	$1,414
NWP change (% year over year)	(4)%	(1)%	(3)%	(1)%
Net operating income	$137	$167	$272	$296
Net income	137	163	275	300

Loss ratio excluding catastrophes and development	61.7%	62.3%	62.0%	62.7%
Effect of catastrophe impacts	0.7	0.6	0.9	1.2
Effect of development-related items	(2.1)	(5.9)	(1.2)	(3.5)
Loss ratio	60.3%	57.0%	61.7%	60.4%

Combined ratio	91.2%	87.5%	92.9%	90.8%
Combined ratio excluding catastrophes and development	92.6%	92.8%	93.2%	93.1%

•	Net operating income decreased $30 million for the second quarter of 2015 as compared with the prior year quarter, driven by less favorable net prior year development and lower net investment income.

•
The combined ratio increased 3.7 points for the second quarter of 2015 as compared with the prior year quarter. The loss ratio increased 3.3 points due to less favorable net prior year development, which more than offset an improved current accident year loss ratio. Catastrophe losses were $5 million, or 0.7 points of the loss ratio, for the second quarter of 2015 as compared with $5 million, or 0.6 points of the loss ratio for the prior year quarter. The expense ratio increased 0.4 points for the second quarter of 2015 as compared with the prior year quarter due to the unfavorable effect of lower net earned premiums.

•
Net written premiums for the second quarter of 2015 decreased $29 million as compared with the prior year period, primarily due to slightly lower retention and new business. Average rate increased 1% for the policies that renewed in the second quarter of 2015 while achieving retention of 85%.

Commercial

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2015	2014	2015	2014
Net written premiums	$717	$692	$1,476	$1,499
NWP change (% year over year)	4%	(5)%	(2)%	(4)%
Net operating income	$78	$49	$198	$123
Net income	82	42	203	124

Loss ratio excluding catastrophes and development	62.6%	64.9%	63.3%	66.1%
Effect of catastrophe impacts	7.7	6.4	5.3	7.4
Effect of development-related items	1.8	12.4	1.0	6.9
Loss ratio	72.1%	83.7%	69.6%	80.4%

Combined ratio	107.2%	118.1%	105.3%	114.7%
Combined ratio excluding catastrophes and development	97.7%	99.3%	99.0%	100.4%

•
Net operating income increased $29 million for the second quarter of 2015 as compared with the prior year quarter, due to improved underwriting results, partially offset by lower net investment income.

•
The combined ratio improved 10.9 points for the second quarter of 2015 as compared with the prior year quarter. The loss ratio improved 11.6 points, due to less unfavorable net prior year development coupled with an improved current accident year loss ratio. Catastrophe losses were $54 million, or 7.7 points of the loss ratio, for the second quarter of 2015, as compared with $47 million, or 6.4 points of the loss ratio, for the prior year quarter. The expense ratio increased 0.8 points for the second quarter of 2015 as compared with the prior year quarter, driven by the unfavorable effect of lower net earned premiums.

•
Net written premiums increased $25 million for the second quarter of 2015 as compared with the prior year quarter. This increase was driven by higher retention and new business, partially offset by underwriting actions taken in certain business classes. Average rate increased 2% for the policies that renewed in the second quarter of 2015 while achieving a retention of 79%.

International

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2015	2014	2015	2014
Net written premiums	$249	$261	$461	$508
NWP change (% year over year)	(5)%	(10)%	(9)%	1%
Net operating income	$22	$20	$31	$36
Net income	22	21	32	37

Loss ratio excluding catastrophes and development	58.6%	58.2%	57.7%	57.0%
Effect of catastrophe impacts	0.8	1.8	1.0	1.6
Effect of development-related items	(4.4)	(9.2)	(1.0)	(6.1)
Loss ratio	55.0%	50.8%	57.7%	52.5%

Combined ratio	92.2%	89.9%	95.1%	91.7%
Combined ratio excluding catastrophes and development	95.8%	97.3%	95.1%	96.2%

•	Net operating income increased $2 million for the second quarter of 2015 as compared with the prior year quarter.

•
The combined ratio increased 2.3 points for the second quarter of 2015 as compared with the prior year quarter. The loss ratio increased 4.2 points, primarily due to less favorable net prior year development. The expense ratio improved 1.9 points due to decreased expenses, partially offset by the unfavorable effect of lower net earned premiums.

•
Net written premiums decreased $12 million for the second quarter of 2015 as compared with the prior year quarter. The decrease was driven by the unfavorable effect of foreign currency exchange rates. Excluding the effect of foreign currency exchange rates, net written premiums increased 5% for the second quarter of 2015 as compared with the prior year quarter. Average rate decreased 1% for the policies that renewed in the second quarter of 2015 while achieving a retention of 71%.

Life & Group Non-Core

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2015	2014	2015	2014
Total operating revenues	$316	$320	$642	$635
Net operating income (loss)	(24)	9	(41)	7
Net income (loss)	(23)	6	(37)	14

•
Net operating results decreased $33 million for the second quarter of 2015 as compared with the prior year quarter. The prior year quarter benefited from unusually favorable morbidity and persistency experience in our long term care business as compared to modestly unfavorable morbidity experience in the current year quarter.

Corporate & Other Non-Core

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2015	2014	2015	2014
Interest expense	$39	$46	$78	$90
Net operating income (loss)	(81)	27	(103)	—
Net income (loss)	(80)	29	(102)	6

About the Company
Serving businesses and professionals since 1897, CNA is the country's eighth largest commercial insurance writer and the 13th largest property and casualty company.  CNA's insurance products include standard commercial lines, specialty lines, surety, marine and other property and casualty coverages.  CNA's services include risk management, information services, underwriting, risk control and claims administration.  For more information, please visit CNA at www.cna.com. “CNA” is a service mark registered by CNA Financial Corporation with the United States Patent and Trademark Office. Certain CNA Financial Corporation subsidiaries use the “CNA” service mark in connection with insurance underwriting and claims activities.
Conference Call and Webcast/Presentation Information
A conference call for investors and the professional investment community will be held at 10:00 a.m. (ET) today. On the conference call will be Thomas F. Motamed, Chairman and Chief Executive Officer of CNA Financial Corporation, and other members of senior management. Participants can access the call by dialing (888) 397-5352, or for international callers, (719) 457-2727. The call will also be broadcast live on the internet at http://investor.cna.com or you may go to the investor relations pages of the CNA website (www.cna.com) for further details. A presentation will be posted and available on the CNA website and will provide additional insight into the results.
The call is available to the media, but questions will be restricted to investors and the professional investment community. An online replay will be available on CNA's website following the call. Financial supplement information related to the results is available on the investor relations pages of the CNA website or by contacting Robert Tardella at 312-822-4387.
Definition of Reported Segments
Specialty provides management and professional liability and other coverages through property and casualty products and services using a network of brokers, independent agencies and managing general underwriters.
Commercial works with an independent agency distribution system and a network of brokers to market a broad range of property and casualty insurance products and services to small, middle-market and large businesses and organizations.
International provides property and casualty insurance and specialty coverages in Canada, the United Kingdom and Continental Europe as well as globally through its operations at Lloyd’s of London.
Life & Group Non-Core primarily includes the results of the individual and group long term care businesses that are in run off.
Corporate & Other Non-Core primarily includes certain corporate expenses, including interest on corporate debt, and the results of certain property and casualty business in run-off, including CNA Re and asbestos and environmental pollution.
Financial Measures
In the evaluation of the results of Specialty, Commercial and International, management utilizes the loss ratio, the expense ratio, the dividend ratio and the combined ratio. These ratios are calculated using financial results prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums. The expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums. The dividend ratio is the ratio of policyholders' dividends incurred to net earned premiums. The combined ratio is the sum of the loss, expense and dividend ratios.
This press release may also reference or contain financial measures that are not in accordance with GAAP.  For reconciliations of non-GAAP measures to the most comparable GAAP measures, please refer herein and/or to CNA's most recent 10-K on file with the Securities and Exchange Commission available at www.cna.com.
Forward-Looking Statement
This press release may include statements which relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes”, “expects”, “intends”, “anticipates”, “estimates” and similar expressions.  Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected.  Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties affecting CNA, please refer to CNA's most recent 10-K on file with the Securities and Exchange Commission available at www.cna.com.
Any forward-looking statements made in this press release are made by CNA as of the date of this press release.  Further, CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA's expectations or any related events, conditions or circumstances change.

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